Exhibit 99.4
ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
Basic Energy Services, Inc.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

MANAGEMENT’S REPORT ON
INTERNAL CONTROL OVER FINANCIAL REPORTING
     Management of Basic Energy Services, Inc (“Basic” or “the Company”) is responsible for establishing and maintaining adequate internal control over financial reporting and for the assessment of the effectiveness of internal control over financial reporting for the Company. As defined by the Securities and Exchange Commission (Rule 13a-15(f) under the Exchange Act of 1934, as amended), internal control over financial reporting is a process designed by, or under the supervision of Basic’s principal executive and principal financial officers and effected by its Board of Directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the consolidated financial statements in accordance with U.S. generally accepted accounting principles.
     The Company’s internal control over financial reporting is supported by written policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the Company’s transactions and dispositions of the Company’s assets; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of the consolidated financial statements in accordance with U.S. generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorization of the Company’s management and directors; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the consolidated financial statements.
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
     In connection with the preparation of the Company’s annual consolidated financial statements, management has undertaken an assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO Framework). Management’s assessment included an evaluation of the design of the Company’s internal control over financial reporting and testing of the operational effectiveness of those controls.
     Based on this assessment, management has concluded that as of December 31, 2007, the Company’s internal control over financial reporting was effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles.
     The Company acquired JetStar Consolidated Holdings, Inc., Sledge Drilling Holding Corp., and Wildhorse Services, Inc during 2007, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007 any internal control evaluation over financial reporting the associated total assets of approximately $236.1 million and total revenues of approximately $85.8 million included in the consolidated financial statements of Basic Energy Services Inc. and subsidiaries as of and for the year ended December 31, 2007.
     KPMG LLP, the independent registered public accounting firm that audited the Company’s consolidated financial statements included in this report, has issued an audit report on the effectiveness of internal control over financial reporting.

/s/ Kenneth V. Huseman	/s/ Alan Krenek

Kenneth V. Huseman	Alan Krenek
Chief Executive Officer	Chief Financial Officer

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Basic Energy Services, Inc.:
     We have audited Basic Energy Services, Inc’s (Company) internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
     A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
     In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
     The Company acquired JetStar Consolidated Holdings, Inc., Sledge Drilling Holding Corp., and Wildhorse Services, Inc. (collectively the 2007 Excluded Acquisitions) during 2007, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007, the 2007 Excluded Acquisitions’ internal control over financial reporting associated with total assets of $236.1 million and total revenues of $85.8 million included in the consolidated financial statements of Basic Energy Services, Inc. and subsidiaries as of and for the year ended December 31, 2007. Our audit of internal control over financial reporting of Basic Energy Services, Inc. also excluded an evaluation of the internal control over financial reporting of the 2007 Excluded Acquisitions.
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Basic Energy Services, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007, and our report dated March 7, 2008 expressed an unqualified opinion on those consolidated financial statements.
KPMG LLP
Dallas, Texas
March 7, 2008

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Basic Energy Services, Inc.:
We have audited the accompanying consolidated balance sheets of Basic Energy Services, Inc. and subsidiaries as of December 31, 2006 and 2007, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007. In connection with our audits of the consolidated financial statements, we also have audited the accompanying financial statement schedule. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Basic Energy Services, Inc. and subsidiaries as of December 31, 2007 and 2008, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.
As discussed in Note 2 to the consolidated financial statements, effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Basic Energy Services, Inc.’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 7, 2008 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
KPMG LLP
Dallas, Texas
March 7, 2008, except for the updated disclosures pertaining to the resegmenting and the updated subsequent event occurring in 2008 as described in Notes 1, 2, 4, 15 and 19 as to which the date is May 7, 2008.

Basic Energy Services, Inc.
Consolidated Balance Sheets

	December 31,
	2007	2006
	(In thousands, except
	share data)
ASSETS
Current assets:
Cash and cash equivalents	$91,941	$51,365
Trade accounts receivable, net of allowance of $6,090 and $3,963, respectively	138,384	129,381
Accounts receivable — related parties	91	94
Federal income tax receivable	1,130	—
Inventories	11,034	8,409
Prepaid expenses	6,999	8,873
Other current assets	6,353	3,210
Deferred tax assets	10,593	8,432

Total current assets	266,525	209,764

Property and equipment, net	636,924	475,431
Deferred debt costs, net of amortization	6,100	6,536
Goodwill	204,963	101,579
Other intangible assets	26,975	1,550
Other assets	2,122	1,400

	$1,143,609	$796,260

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$22,146	$20,335
Accrued expenses	51,003	43,719
Income taxes payable	—	12,301
Current portion of long-term debt	17,413	12,001
Other current liabilities	1,474	1,430

Total current liabilities	92,036	89,786

Long-term debt	406,306	250,742
Deferred tax liabilities	114,604	73,413
Other long-term liabilities	5,842	3,069
Commitments and contingencies
Stockholders’ equity:
Preferred stock; $.01 par value; 5,000,000 shares authorized; non designated at December 31, 2007 and December 31, 2006, respectively	—	—
Common stock; $.01 par value; 80,000,000 shares authorized; 40,925,530 issued; 40,896,217 shares outstanding at December 31 2007 and 38,297,605 issued; 38,297,605 shares outstanding at December 31, 2006	409	383
Additional paid-in capital	314,705	256,527
Retained earnings	209,707	122,340
Treasury stock, 29,313 shares at December 31, 2007, at cost	—	—

Total stockholders’ equity	524,821	379,250

	$1,143,609	$796,260

See accompanying notes to consolidated financial statements.

Basic Energy Services, Inc.
Consolidated Statements of Operations and Comprehensive Income

	Years Ended December 31
	2007	2006	2005
	(Dollars in thousands, except per share amounts)
Revenues:
Well servicing	$342,697	$323,755	$221,993
Fluid services	259,324	245,011	177,927
Completion and remedial services	240,692	154,412	59,832
Contract drilling	34,460	6,970	—

Total revenues	877,173	730,148	459,752

Expenses:
Well servicing	205,132	178,028	137,392
Fluid services	165,327	153,445	114,551
Completion and remedial services	125,948	74,981	30,900
Contract drilling	22,510	8,400	—
General and administrative, including stock-based compensation of $3,964, $3,429, and $2,890 in 2007, 2006 and 2005, respectively	99,042	81,318	55,411
Depreciation and amortization	93,048	62,087	37,072
(Gain) loss on disposal of assets	477	277	(222)

Total expenses	711,484	558,536	375,104

Operating income	165,689	171,612	84,648
Other income (expense):
Interest expense	(27,416)	(17,466)	(13,065)
Interest income	2,280	1,962	405
Loss on early extinguishment of debt	(230)	(2,705)	(627)
Other income (expense)	176	169	220

Income from continuing operations before income taxes	140,499	153,572	71,581
Income tax expense	(52,766)	(54,742)	(26,800)

Net income available to common stockholders	87,733	98,830	44,781
Basic earnings per share of common stock:

Net income available to common stockholders	$2.19	$2.87	$1.57

Diluted earnings per share of common stock:

Net income available to common stockholders	$2.13	$2.56	$1.35

Comprehensive income:
Net income	$87,733	$98,830	$44,781
Unrealized gains on hedging activities	—	51	193
Less: reclassification adjustment for gain included in net income	—	(287)	—

Comprehensive income:	$87,733	$98,594	$44,974

See accompanying notes to consolidated financial statements.

Basic Energy Services, Inc.
Consolidated Statements of Stockholders’ Equity

							Accumulated
			Additional			Retained	Other	Total
	Common Stock		Paid-in	Deferred	Treasury	Earnings	Comprehensive	Stockholders’
	Shares	Amount	Capital	Compensation	Stock	(Deficit)	Income	Equity
	(In thousands, except share data)
Balance — December 31, 2004	28,931,935	58	142,802	(4,990)	—	(16,127)	43	121,786
Stock-based compensation awards	—	—	5,241	(5,241)	—	—	—	—
Amortization of deferred compensation	—	—	—	2,890	—	—	—	2,890
Unrealized gain on interest rate swap agreement	—	—	—	—	—	—	193	193
Forfeited 11,250 shares at cost of $0	—	—	—	—	—	—	—	—
Effect of stock split	—	231	(231)	—	—	—	—	—
Proceeds from common stock issuance, net of $2,044 of offering costs	5,000,000	50	91,406	—	—	—	—	91,456
Purchase of 135,326 of treasury stock	—	—	—	—	(2,531)	—	—	(2,531)
Net income	—	—	—	—	—	44,781	—	44,781

Balance — December 31, 2005	33,931,935	339	239,218	(7,341)	(2,531)	28,654	236	258,575
Adoption of Statement of Financial Accounting Standard No. 123R	—	—	(7,341)	7,341	—	—	—	—
Amortization of deferred compensation	—	—	3,429	—	—	—	—	3,429
Unrealized gain on interest rate swap agreement	—	—	—	—	—	—	51	51
Settlement of interest rate swap agreement	—	—	—	—	—	—	(287)	(287)
Offering costs	—	—	(227)	—	—	—	—	(227)
Exercise of stock warrants	4,350,000	44	17,357	—	—	—	—	17,401
Purchase of treasury stock	—	—	—	—	(3,218)	—	—	(3,218)
Exercise of stock options	15,670	—	4,091	—	5,749	(5,144)	—	4,696
Net income	—	—	—	—	—	98,830	—	98,830

Balance — December 31, 2006	38,297,605	383	256,527	—	—	122,340	—	379,250
Issuance of restricted stock	229,100	2	(2)	—	—	—	—	—
Amortization of share based compensation	—	—	3,873	—	—	—	—	3,873
Stock issued as compensation to Chairman of the Board	4,000	—	91	—	—	—	—	91
Stock issued in JetStar Consolidated Holdings, Inc. acquisition	1,794,759	18	41,011	—	—	—	—	41,029
Stock issued in Sledge Drilling Holding Corp acquisition	430,191	4	10,161	—	—	—	—	10,165
Purchase of treasury stock	—	—		—	(462)	—	—	(462)
Exercise of stock options	169,875	2	3,044	—	462	(366)	—	3,142
Net income	—	—		—	—	87,733	—	87,733

Balance — December 31, 2007	40,925,530	409	314,705	—	—	209,707	—	524,821

See accompanying notes to consolidated financial statements.

Basic Energy Services, Inc.
Consolidated Statements of Cash Flows

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Cash flows from operating activities:
Net income	$87,733	$98,830	$44,781
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	93,048	62,087	37,072
Accretion on asset retirement obligation	115	78	42
Change in allowance for doubtful accounts	2,127	1,188	(333)
Amortization of deferred financing costs	962	804	1,062
Non-cash compensation	3,964	3,429	2,890
Loss on early extinguishment of debt	230	2,705	627
(Gain) loss on disposal of assets	477	277	(222)
Deferred income taxes	15,285	2,611	18,301
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	4,396	(32,933)	(27,577)
Inventories	(328)	(714)	(262)
Prepaid expenses and other current assets	6,325	(6,771)	304
Other assets	(753)	(450)	(49)
Accounts payable	(1,237)	5,128	2,174
Excess tax benefits from exercise of employee stock options	(2,169)	(4,022)	—
Income tax payable	(11,262)	6,344	7,013
Other liabilities	(332)	(171)	374
Accrued expenses	10	7,258	12,992

Net cash provided by operating activities	198,591	145,678	99,189

Cash flows from investing activities:
Purchase of property and equipment	(98,536)	(104,574)	(83,095)
Proceeds from sale of assets	6,815	5,560	2,436
Payments for other long-term assets	(2,709)	(6,769)	(1,642)
Payments for businesses, net of cash acquired	(199,673)	(135,568)	(25,378)

Net cash used in investing activities	(294,103)	(241,351)	(107,679)

Cash flows from financing activities:
Proceeds from debt	150,000	305,546	16,000
Debt acquired in acquisitions	58,602	—	—
Payments of debt	(15,838)	(204,793)	(81,924)
Debt paid from acquisitions	(58,602)	—	—
Proceeds from common stock, net of $2,044 of offering costs	—	—	91,456
Purchase of treasury stock	(462)	(3,218)	(2,531)
Offering costs related to initial public offering	—	(227)	—
Excess tax benefits from exercise of employee stock options	2,169	4,022	—
Tax withholding from exercise of stock options	(1,290)	(1,310)	—
Exercise of employee stock options	2,265	1,984	—
Proceeds from exercise stock warrants	—	17,401	—
Deferred loan costs and other financing activities	(756)	(5,212)	(1,813)

Net cash provided by financing activities	136,088	114,193	21,188

Net increase (decrease) in cash and equivalents	40,576	18,520	12,698
Cash and cash equivalents — beginning of year	51,365	32,845	20,147

Cash and cash equivalents — end of year	$91,941	$51,365	$32,845

See accompanying notes to consolidated financial statements.

BASIC ENERGY SERVICES, INC.
Notes to Consolidated Financial Statements
December 31, 2007, 2006, and 2005
1.  Nature of Operations
     Basic Energy Services, Inc. provides a range of well site services to oil and gas drilling and producing companies, including well servicing ,fluid services, completion and remedial services and contract drilling. These services are primarily provided by Basic’s fleet of equipment. Basic’s operations are concentrated in the major United States onshore oil and gas producing regions in Texas, New Mexico, Oklahoma, Kansas, Arkansas and Louisiana, and the Rocky Mountain states.
     Basic revised its business segments beginning in the first quarter of 2008. The new operating segments are Well Servicing, Fluid Services, Completion and Remedial Services and Contract Drilling. These segments were selected based on changes in management’s resource allocation and performance assessment in making decisions regarding the Company. Contract Drilling was previously included in our Well Servicing segment. Well Site Construction Services is consolidated with our Fluid Services segment. These changes reflect Basic’s operating focus in compliance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.”
2.  Summary of Significant Accounting Policies
   Principles of Consolidation
     The accompanying consolidated financial statements include the accounts of Basic and its wholly-owned subsidiaries. Basic has no interest in any other organization, entity, partnership, or contract that could require any evaluation under FASB Interpretation No. 46R or Accounting Research Bulletin No. 51. All intercompany transactions and balances have been eliminated.
   Estimates and Uncertainties
     Preparation of the accompanying consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Areas where critical accounting estimates are made by management include:
•	Depreciation and amortization of property and equipment and intangible assets

•	Impairment of property and equipment, goodwill and intangible assets

•	Allowance for doubtful accounts

•	Litigation and self-insured risk reserves

•	Fair value of assets acquired and liabilities assumed

•	Stock-based compensation

•	Income taxes

•	Asset retirement obligation

     Revenue Recognition
     Well Servicing — Well servicing consists primarily of maintenance services, workover services, completion services and plugging and abandonment services. Basic recognizes revenue when services are performed, collection of the relevant receivables is probable, persuasive evidence of an arrangement exists and the price is fixed or determinable. Basic prices well servicing by the hour or by the day of service performed.
     Fluid Services — Fluid services consists primarily of the sale, transportation, storage and disposal of fluids used in drilling, production and maintenance of oil and natural gas wells. Basic recognizes revenue when services are performed, collection of the relevant receivables is probable, persuasive evidence of an arrangement exists and the price is fixed or determinable. Basic prices fluid services by the job, by the hour or by the quantities sold, disposed of or hauled.
     Completion and Remedial Services (formerly Drilling and Completion Services) — Basic recognizes revenue when services are performed, collection of the relevant receivables is probable, persuasive evidence of an arrangement exists and the price is fixed or determinable. Basic prices completion and remedial services by the hour, day, or project depending on the type of service performed. When Basic provides multiple services to a customer, revenue is allocated to the services performed based on the fair values of the services.
     Contract Drilling — Basic recognizes revenue when services are performed, collection of the relevant receivables is probable, persuasive evidence of an arrangement exists and the price is fixed or determinable. Basic prices these jobs by “daywork” contracts, in which an agreed upon rate per day is charged to the customer, or “footage” contracts, in which an agreed upon rate per the number of feet drilled is charged to the customer.
     Taxes assessed on sales transactions are presented on a net basis and are not included in revenue.
   Cash and Cash Equivalents
     Basic considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents. Basic maintains its excess cash in various financial institutions, where deposits may exceed federally insured amounts at times.
   Fair Value of Financial Instruments
     The carrying value amount of cash, accounts receivable, accounts payable and accrued liabilities approximate fair value due to the short maturity of these instruments. The carrying amount of long-term debt approximates fair value because Basic’s current borrowing rate is based on a variable market rate of interest.
   Inventories
     For Rental and Fishing Tools, inventories consisting mainly of grapples, controls, and drill bits are stated at the lower of cost or market, with cost being determined on the average cost method. Other inventories, consisting mainly of rig components, repair parts, drilling and completion materials and gravel, are held for use in the operations of Basic and are stated at the lower of cost or market, with cost being determined on the first-in, first-out (“FIFO”) method.
   Property and Equipment
     Property and equipment are stated at cost, or at estimated fair value at acquisition date if acquired in a business combination. Expenditures for repairs and maintenance are charged to expense as incurred and additions and improvements that significantly extend the lives of the assets are capitalized. Upon sale or other retirement of depreciable property, the cost and accumulated depreciation and amortization are removed from the related accounts and any gain or loss is reflected in operations. All property and equipment are depreciated or amortized (to the extent of estimated salvage values) on the straight-line method and the estimated useful lives of the assets are as follows:

Building and improvements	20-30 years
Well servicing units and equipment	3-15 years
Fluid services equipment	5-10 years
Brine and fresh water stations	15 years
Frac/test tanks	10 years
Pressure pumping equipment	5-10 years
Construction equipment	3-10 years
Contract drilling equipment	3-10 years
Disposal facilities	10-15 years
Vehicles	3-7 years
Rental equipment	3-15 years
Aircraft	20 years
Software and computers	3 years
     The components of a well servicing rig generally require replacement or refurbishment during the well servicing rig’s life and are depreciated over their estimated useful lives, which ranges from 3 to 15 years. The costs of the original components of a purchased or acquired well servicing rig are not maintained separately from the base rig.
   Impairments
     In accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”), long-lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment at a minimum annually, or whenever, in management’s judgment events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of such assets to estimated undiscounted future cash flows expected to be generated by the assets. Expected future cash flows and carrying values are aggregated at their lowest identifiable level. If the carrying amount of such assets exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of such assets exceeds the fair value of the assets. Assets to be disposed of would be separately presented in the consolidated balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities, if material, of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the consolidated balance sheet. These assets are normally sold within a short period of time through a third party auctioneer.

     Goodwill and intangible assets not subject to amortization are tested annually for impairment, and are tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value.
   Deferred Debt Costs
     Basic capitalizes certain costs in connection with obtaining its borrowings, such as lender’s fees and related attorney’s fees. These costs are being amortized to interest expense using the effective interest method.
     Deferred debt costs of approximately $7.6 million at December 31, 2007 and $7.1 million at December 31, 2006, represent debt issuance costs and are recorded net of accumulated amortization of $1.5 million, and $523,000 at December 31, 2007 and December 31, 2006, respectively. Amortization of deferred debt costs totaled approximately $962,000, $804,000 and $1.1 million for the years ended December 31, 2007, 2006 and 2005, respectively.
     In 2006, Basic recognized a loss on early extinguishment of debt related to deferred debt costs. (See note 5)
   Goodwill and Other Intangible Assets
     Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”) eliminates the amortization of goodwill and other intangible assets with indefinite lives. Intangible assets with lives restricted by contractual, legal, or other means will continue to be amortized over their useful lives. Goodwill and other intangible assets not subject to amortization are tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. SFAS No. 142 requires a two-step process for testing impairment. First, the fair value of each reporting unit is compared to its carrying value to determine whether an indication of impairment exists. If impairment is indicated, then the fair value of the reporting unit’s goodwill is determined by allocating the unit’s fair value to its assets and liabilities (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination. The amount of impairment for goodwill is measured as the excess of its carrying value over its fair value. Basic completed its assessment of goodwill impairment as of the date of adoption and completed a subsequent annual impairment assessment as of December 31 each year thereafter. The assessments did not result in any indications of goodwill impairment.
     Intangible assets subject to amortization under SFAS No. 142 consist of customer relationships and non-compete agreements. The gross carrying amount of customer relationships subject to amortization was $23.8 million as of December 31, 2007. The gross carrying amount of non-compete agreements subject to amortization totaled approximately $5.2 million and $2.9 million at December 31, 2007 and 2006, respectively. Accumulated amortization related to these intangible assets totaled approximately $2.1 and $1.3 million at December 31, 2007 and 2006, respectively. Amortization expense for the years ended December 31, 2007, 2006 and 2005 was approximately $773,000, $650,000, and $519,000, respectively. Amortization expense for the next five succeeding years is estimated to be approximately $2.5 million, $2.4 million, $2.3 million, $2.1 million, and $1.8 million in 2008, 2009, 2010, 2011, and 2012 respectively.

Amortizable Intangible Assets at December 31, 2007 (in thousands):
Customer Relationships	$23,812
Non-Compete Agreements	5,243
Accumulated Amortization Non-Compete Agreements	(2,080)

Total Amortizable Intangible Assets	$26,975

     Customer relationships are amortized over a 15 year life. Non-Compete Agreements are amortized over a five year life.
     Basic has identified its reporting units to be well servicing, fluid services, completion and remedial services and contract drilling. The goodwill allocated to such reporting units as of December 31, 2007 is $26.8 million, $43.3 million, $111.5 million and $23.4 million, respectively. The change in the carrying amount of goodwill for the year ended December 31, 2007 of $103.4 million relates to goodwill from acquisitions and payments pursuant to contingent earn-out agreements, with approximately $4.7 million, $1.3 million, $74.0 million and $23.4 million of goodwill additions relating to the well servicing, fluid services, completion and remedial and contract drilling units, respectively. Other intangibles net of accumulated amortization allocated to reporting units as of December 31, 2007 is $258,000, $710,000, $19.7 million and $6.3 million for well servicing, fluid services, completion and remedial services and contract drilling, respectively.
   Stock-Based Compensation
     On January 1, 2006, Basic adopted Statement of Financial Accounting Standards No. 123 (revised 2004) ”Share-Based Payment” (“SFAS No. 123R”). Prior to January 1, 2006, the Company accounted for share-based payments under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock issued to Employees” (“APB No. 25”) which was permitted by Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”).
     Basic adopted SFAS No. 123R using both the modified prospective method and the prospective method as applicable to the specific awards granted. The modified prospective method was applied to awards granted subsequent to the Company becoming a public company. Awards granted prior to the Company becoming public and which were accounted for under APB No. 25 were adopted by using the prospective method. The results of prior periods have not been restated. Compensation expense cost of the unvested portion of awards granted as a private company and outstanding as of January 1, 2006 will continue to be based upon the intrinsic value method calculated under APB No. 25.
     Under SFAS No. 123R, entities using the minimum value method and the prospective application are not permitted to provide the pro forma disclosures (as was required under SFAS No. 123) subsequent to adoption of SFAS No. 123R since they do not have the fair value information required by SFAS No. 123R. Therefore, in accordance with SFAS No. 123R, Basic no longer includes pro forma disclosures that were required by SFAS No. 123.
   Income Taxes
     Basic accounts for income taxes based upon Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”). Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using statutory tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in the period that includes the statutory enactment date. A valuation allowance for deferred tax assets is recognized when it is more likely than not that the benefit of deferred tax assets will not be realized.

   Concentrations of Credit Risk
     Financial instruments, which potentially subject Basic to concentration of credit risk, consist primarily of temporary cash investments and trade receivables. Basic restricts investment of temporary cash investments to financial institutions with high credit standing. Basic’s customer base consists primarily of multi-national and independent oil and natural gas producers. It performs ongoing credit evaluations of its customers but generally does not require collateral on its trade receivables. Credit risk is considered by management to be limited due to the large number of customers comprising its customer base. Basic maintains an allowance for potential credit losses on its trade receivables, and such losses have been within management’s expectations.
     Basic did not have any one customer which represented 10% or more of consolidated revenue for 2007, 2006, or 2005.
   Derivative Instruments and Hedging Activities
     In June 1998, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”), which establishes standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivative as either assets or liabilities on the balance sheet and measure those instruments at fair value. It establishes conditions under which a derivative may be designated as a hedge, and establishes standards for reporting changes in the fair value of a derivative. Basic adopted SFAS No. 133, as amended by SFAS No. 138, on January 1, 2001. Basic adopted the additional amendments pursuant to SFAS No. 149 for contracts entered or modified after June 30, 2003, if any. At inception, Basic formally documents the relationship between the hedging instrument and the underlying hedged item as well as risk management objective and strategy. Basic assesses, both at inception and on an ongoing basis, whether the derivative used in hedging transition is highly effective in offsetting changes in the fair value of cash flows of the respective hedged item.
     In May 2004, Basic implemented a cash flow hedge to protect itself from fluctuation in cash flows associated with its credit facility. Changes in fair value of the hedging derivative were initially recorded in other comprehensive income, then recognized in income in the same period(s) in which the hedged transaction affected income. Ineffective portions of a cash flow hedging derivative’s change in fair value were recognized currently in earnings. Basic had no ineffectiveness related to its cash flow hedge in 2005. The March 28, 2006 amendment to the 2005 credit facility deleted the requirement to maintain the cash flow hedge upon payoff of the Term B Loans. In April 2006, Basic paid off all outstanding borrowings under the Term B Loan (See note 5). Accordingly in April 2006, the interest rate swap was terminated and the balance remaining in accumulated comprehensive income was recognized in earnings.
  Asset Retirement Obligations
     As of January 1, 2003, Basic adopted Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligation” (“SFAS No. 143”). SFAS No. 143 requires Basic to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets and capitalize an equal amount as a cost of the asset depreciating it over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation is adjusted at the end of each quarter to reflect the passage of time, changes in the estimated future cash flows underlying the obligation, acquisition or construction of assets, and settlements of obligations.
     Basic owns and operates salt water disposal sites, brine water wells, gravel pits and land farm sites, each of which is subject to rules and regulations regarding usage and eventual closure. The following table reflects the changes in the liability during years ended December 31, 2007 and 2006 (in thousands):

Balance, December 31, 2005	$569
Additional asset retirement obligations recognized through acquisitions	289
Accretion expense	78
Settlements	(78)
Increase in asset retirement obligations due to change in estimate	479

Balance, December 31, 2006	$1,336
Additional asset retirement obligations recognized through acquisitions	101
Accretion expense	115
Settlements	—
Increase in asset retirement obligations due to change in estimate	—

Balance, December 31, 2007	$1,552

   Environmental
     Basic is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require Basic to remove or mitigate the adverse environmental effects of disposal or release of petroleum, chemical and other substances at various sites. Environmental expenditures are expensed or capitalized depending on the future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a non-capital nature are recorded when environmental assessment and/or remediation is probable and the costs can be reasonably estimated.
   Litigation and Self-Insured Risk Reserves
     Basic estimates its reserves related to litigation and self-insured risks based on the facts and circumstances specific to the litigation and self-insured claims and its past experience with similar claims in accordance with Statement of Financial Accounting Standard No. 5 “Accounting for Contingencies.” Basic maintains accruals in the consolidated balance sheets to cover self-insurance retentions (See note 7).
   Comprehensive Income
     Basic follows the provisions of Statement of Financial Accounting Standards No. 130, “Reporting of Comprehensive Income” (“SFAS No. 130”). SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components. SFAS No. 130 requires all items that are required to be recognized under accounting standards as components of comprehensive income to be reported in a financial statement that is displayed with the same prominence as other financial statements. In accordance with the provisions of SFAS No. 130, gains and losses on cash flow hedging derivatives, to the extent effective, are included in other comprehensive income (loss).
   Reclassifications
     Certain reclassifications of prior year financial statement amounts have been made to conform to current year presentations.
   Recent Accounting Pronouncements
     In June 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, Accounting for Income Taxes. The interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken, in a tax return. Our adoption in January 2007 of FIN 48 did not result in any change to retained earnings or any additional unrecognized tax benefit. Interest will be recorded in interest expense and penalties will be recorded in income tax expense. We had no interest or penalties related to an uncertain tax position during 2007. The company files federal income tax returns and state income tax returns in Texas and other state tax jurisdictions. In general, the company’s tax returns for fiscal years after 2002 currently remain subject to examination by appropriate taxing authorities. None of the company’s income tax returns are under examination at this time.

     In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS 157), which will become effective for financial assets and liabilities of the company on January 1, 2008 and non-financial assets and liabilities of the company on January 1, 2009. This standard defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements but would apply to assets and liabilities that are required to be recorded at fair value under other accounting standards. The impact, if any, to the company from the adoption of SFAS 157 in 2009 will depend on the company’s assets and liabilities at that time that are required to be measured at fair value.
     In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159), which becomes effective for the company on January 1, 2008. This standard permits companies to choose to measure many financial instruments and certain other items at fair value and report unrealized gains and losses in earnings. Such accounting is optional and is generally to be applied instrument by instrument. The company does not anticipate that the adoption of SFAS 159 will have a material effect on its results of operations or consolidated financial position.
     In December 2007, the FASB issued SFAS No. 141R, Business Combinations (SFAS 141R), which becomes effective for the company on January 1, 2009. This Statement requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date be measured at their fair values as of that date. An acquirer is required to recognize assets or liabilities arising from all other contingencies (contractual contingencies) as of the acquisition date, measured at their acquisition-date fair values, only if it is more likely than not that they meet the definition of an asset or a liability in FASB Concepts Statement No. 6, Elements of Financial Statements. Any acquisition related costs are to be expensed instead of capitalized. The impact to the company from the adoption of SFAS 141R in 2009 will depend on acquisitions at the time.
     In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (SFAS 160), which becomes effective for the company on January 1, 2009. This standard establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. The company does not anticipate that this pronouncement will have a material impact on its results of operations or consolidated financial position.

3.  Acquisitions
     In 2007, 2006 and 2005, Basic acquired either substantially all of the assets or all of the outstanding capital stock of each of the following businesses, each of which were accounted for using the purchase method of accounting (in thousands):

		Total Cash Paid
		(net of cash
	Closing Date	acquired)
R & R Hot Oil Service	January 5, 2005	$1,702
Premier Vacuum Service, Inc.	January 28, 2005	1,009
Spencer’s Coating Specialist	February 9, 2005	619
Mark’s Well Service	February 25, 2005	579
Max-Line, Inc.	April 28, 2005	1,498
MD Well Service, Inc.	May 17, 2005	4,478
179 Disposal, Inc.	August 4, 2005	1,729
Oilwell Fracturing Services, Inc.	October 11, 2005	13,764

Total 2005		$25,378

LeBus Oil Field Services Co.	January 31, 2006	$24,618
G&L Tool, Ltd.	February 28, 2006	58,514
Arkla Cementing, Inc.	March 27, 2006	5,012
Globe Well Service, Inc.	May 30, 2006	11,674
Hydro-Static Tubing Testers, Inc.	July 6, 2006	1,143
Hennessey Rental Tools, Inc.	August 1, 2006	8,205
Stimulation Services, LLC	August 1, 2006	4,500
Chaparral Service, Inc.	August 15, 2006	17,605
Reddline Services, LLC	August 24, 2006	1,900
Rebel Testers, Ltd.	September 14, 2006	2,397

Total 2006		$135,568

Parker Drilling Offshore USA, LLC	January 3, 2007	20,594
Davis Tool Company, Inc.	January 17, 2007	4,164
JetStar Consolidated Holdings, Inc.	March 6, 2007	86,314
Sledge Drilling Holding Corp.	April 2, 2007	50,655
Eagle Frac Tank Rentals, LP	May 30, 2007	3,813
Wildhorse Services, Inc.	June 1, 2007	17,315
Bilco Machine, Inc.	June 21, 2007	600
Steve Carter Inc. and Hughes Services Inc.	September 26, 2007	18,049

Total 2007		$201,504

     The operations of each of the acquisitions listed above are included in Basic’s statement of operations as of each respective closing date. The acquisition of G&L Tool, Ltd in 2006 and JetStar Consolidated Holdings, Inc. and Sledge Drilling Holding Corp. in 2007 have been deemed significant and are discussed below in further detail.
   G&L Tool, Ltd.
     On February 28, 2006, Basic acquired substantially all of the assets of G&L Tool, Ltd. (G&L) for $58.5 million plus a contingent earn-out payment not to exceed $21.0 million. The contingent earn-out payment will be equal to fifty percent of the amount by which the annual EBITDA (as defined in the purchase agreement) earned by the G&L assets exceeds an annual targeted EBITDA. There is no guarantee or assurance that the targeted EBITDA will be reached. This acquisition provided a platform to expand into the rental and fishing tool market. The cost of the G&L acquisition was allocated $40.8 million to property and equipment, $5.2 million to inventory, $12.5 million to goodwill, all of which is expected to be deductible for tax purposes, and $51,000 to non-compete agreements.
JetStar Consolidated Holdings, Inc.
     On March 6, 2007, Basic acquired all of the capital stock of JetStar Consolidated Holdings, Inc. (“JetStar”). The results of JetStar’s operations have been included in the financial statements since that date. The aggregate purchase price was approximately $127.3 million, including $86.3 million in cash which included the retirement of JetStar’s outstanding debt. Basic issued 1,794,759 shares of common stock, at a fair value of $22.86 per share for a total fair value of approximately $41 million. The value of the 1,794,759 shares issued was determined based on the average market price of Basic’s common shares over the 2-day period before and after the date the number of shares were determined. This acquisition allowed us to enter into the Kansas market and increased our presence in North Texas. JetStar will operate in Basic’s completion and remedial segment. The purchase price will be adjusted and finalized when the Company completes its analysis of identifiable intangible assets. The following table summarizes the preliminary estimated fair value of the assets acquired and liabilities assumed at the date of acquisition for JetStar (in thousands):

Current Assets	$13,356
Property and Equipment	60,407
Amortizable Intangible Assets(1)	17,857
Goodwill(2)	58,917

Total Assets Acquired	150,537

Current Liabilities	(3,881)
Deferred Income Taxes	(18,979)
Current and Long Term Debt(3)	(37,563)

Total Liabilities Assumed	(60,423)

Net Assets Acquired	$90,114

(1)	Consists of Customer Relationship of $17,543, amortizable over 15 years, and Non-Compete Agreements of $314, amortizable over 5 years.

(2)	Approximately $22,491 is expected to be deductible for tax purposes

(3)	Total balance was paid by Basic on the closing date
   Sledge Drilling Holding Corp.
     On April 2, 2007, Basic acquired all of the capital stock of Sledge Drilling Holding Corp. (“Sledge”). The results of Sledge’s operations have been included in the financial statements since that date. The aggregate purchase price was approximately $60.8 million, including $50.6 million in cash which included the retirement of Sledge’s outstanding debt. Basic issued 430,191 shares of common stock at a fair value of $23.63 per share for a total fair value of approximately $10.2 million. The value of the 430,191 shares issued was determined based on the average market price of Basic’s common shares over the 2-day period before and after the date the number shares were determined. This acquisition allowed Basic to expand its drilling operations in the Permian Basin. The purchase price will be adjusted and finalized when Basic receives an appraisal of fair value of property and equipment received and completes its analysis of identifiable intangible assets. The following table summarizes the preliminary estimated fair value of the assets acquired and liabilities assumed at the date of acquisition for Sledge (in thousands):

Current Assets	$6,029
Property and Equipment	30,638
Intangible Assets(1)	6,365
Goodwill(2)	23,405

Total Assets Acquired	66,437

Current Liabilities	(587)
Deferred Income Taxes	(3,886)
Current and Long Term Debt(3)	(19,093)

Total Liabilities Assumed	(23,566)

Net Assets Acquired	$42,871

(1)	Consists of Customer Relationship of $6,269 amortizable over 15 years, and Non-Compete Agreements of $96, amortizable over 5 years.

(2)	None of which is expected to be deducted for tax purposes

(3)	Total balance was paid by Basic on the closing date

     Revisions to the fair values, which may be significant, will be recorded by the Company as further adjustments to the purchase price allocations.
     The following unaudited pro-forma results of operations have been prepared as though the JetStar, Sledge, and G&L acquisitions had been completed on January 1, 2006. Pro forma amounts are based on the purchase price allocations of the significant acquisitions and are not necessarily indicative of the results that may be reported in the future (in thousands, except per share data).

	Twelve Months Ended December 31,
	2007	2006
Revenues	$899,732	$831,433
Net income	$91,640	$110,124
Earnings per common share — basic	$2.27	$3.00
Earnings per common share — diluted	$2.21	$2.70
     Basic does not believe the pro-forma effect of the remainder of the acquisitions completed in 2005, 2006 or 2007 is material, either individually or when aggregated, to the reported results of operations.
   Contingent Earn-out Arrangements and Final Purchase Price Allocations
     Contingent earn-out arrangements are generally arrangements entered into on certain acquisitions to encourage the owner/manager to continue operating and building the business after the purchase transaction. The contingent earn-out arrangements of the related acquisitions are generally linked to certain financial measures and performance of the assets acquired in the various acquisitions. Contingent earn-out payments that are based on continued employment with the Company are recorded as compensation expense, in accordance with EITF No. 95-8, “Accounting for Contingent Consideration Paid to the Shareholders of an Acquired Enterprise in Purchase Business Combinations.” All other amounts paid or reasonably accrued for related to the contingent earn-out payments are reflected as increases to the goodwill associated with the acquisitions of New Force Energy Services, Rolling Plains, Premier Vacuum Services and G&L Tool. Payments related to contingent earn-out agreements on Chaparral Services will be reflected as compensation expense when paid or accrued.
     The following presents a summary of acquisitions that have a contingent earn-out arrangement in effect as of December 31, 2007 (in thousands):

		Maximum
		exposure of
	Termination date of	contingent	Amount paid or
	contingent earn-out	earn-out	accrued through
Acquisition	arrangement	arrangement	December 31, 2007
New Force Energy Services	January 27, 2008	$2,700	$2,700
Rolling Plains	April 30, 2009	*	5,377
Premier Vacuum Services, Inc.	February 1, 2010	900	754
Chaparral Services, Inc.	August 31, 2011	1,000	100
G&L Tool, Ltd.	February 28, 2011	21,000	7,817

		$25,600	$16,748

*	Basic will pay to the sellers an amount for each of the five consecutive 12-month periods beginning on May 1, 2004 equal to 50% of the amount by which annual EBITDA exceeds an annual targeted EBITDA. There is no guarantee or assurance that the targeted EBITDA will be reached.

4.  Property and Equipment
     Property and equipment consists of the following (in thousands):

	December 31,	December 31,
	2007	2006
Land	$3,475	$2,913
Buildings and improvements	21,655	13,293
Well service units and equipment	328,468	264,034
Fluid services equipment	91,830	87,139
Brine and fresh water stations	8,964	8,710
Frac/test tanks	85,649	49,582
Pressure pumping equipment	132,746	67,540
Construction equipment	28,798	27,342
Contract drilling equipment	59,231	19,050
Disposal facilities	27,790	25,913
Vehicles	36,440	32,215
Rental equipment	33,381	32,548
Aircraft	4,119	4,119
Other	15,858	8,807

	878,404	643,205
Less accumulated depreciation and amortization	241,480	167,774

Property and equipment, net	$636,924	$475,431

     Basic is obligated under various capital leases for certain vehicles and equipment that expire at various dates during the next five years. The gross amount of property and equipment and related accumulated amortization recorded under capital leases and included above consists of the following (in thousands):

	December 31,	December 31,
	2007	2006
Light vehicles	$25,768	$23,843
Well service units and equipment	1,016	808
Fluid services equipment	34,668	26,460
Pressure pumping equipment	4,540	1,820
Construction equipment	4,440	3,559
Software	6,308	—

	76,740	56,490
Less accumulated amortization	22,660	13,785

	$54,080	$42,705

     Amortization of assets held under capital leases of approximately $8.9 million, $5.3 million, and $1.3 million for the years ended December 31, 2007, 2006, and 2005, respectively, is included in depreciation and amortization expense in the consolidated statements of operations.
5.  Long-Term Debt
     Long-term debt consists of the following (in thousands):

	December 31,	December 31,
	2007	2006
Credit Facilities:
Revolver	$150,000	$—
7.125% Senior Notes	225,000	225,000
Capital leases and other notes	48,719	37,743

	423,719	262,743
Less current portion	17,413	12,001

	$406,306	$250,742

   Senior Notes
     On April 12, 2006, the Company issued $225.0 million of 7.125% Senior Notes due April 2016 in a private placement. Proceeds from the sale of the Senior Notes were used to retire the outstanding balance on the $90.0 million Term B Loan and to pay down approximately $96.0 million under the revolving credit facility, which amounts may be reborrowed to fund future acquisitions or for general corporate purposes. Interest payments on the Senior Notes are due semi-annually, on April 15 and October 15, commencing on October 15, 2006. The Senior Notes are unsecured. Under the terms of the sale of the Senior Notes, the Company was required to take appropriate steps to offer to exchange other Senior Notes with the same terms that have been registered with the Securities and Exchange Commission for the private placement Senior Notes. The Company completed the exchange offer for all of the Senior Notes on October 16, 2006.
     The Senior Notes are redeemable at the option of the Company on or after April 15, 2011 at the specified redemption price as described in the Indenture. Prior to April 15, 2011, the Company may redeem, in whole or in part, at a redemption price equal to 100% of the principal amount of the Senior Notes redeemed plus the Applicable Premium as defined in the Indenture. Prior to April 15, 2009, the Company may redeem up to 35% of the Senior Notes with the proceeds of certain equity offerings at a redemption price equal to 107.125% of the principal amount of the 7.125% Senior Notes, plus accrued and unpaid interest to the date of redemption. This redemption must occur less than 90 days after the date of the closing of any such equity offering.
     Following a change of control, as defined in the Indenture, the Company will be required to make an offer to repurchase all or any portion of the 7.125% Senior Notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest to the date of repurchase.
     Pursuant to the Indenture, the Company is subject to covenants that limit the ability of the Company and its restricted subsidiaries to, among other things: incur additional indebtedness, pay dividends or repurchase or redeem capital stock, make certain investments, incur liens, enter into certain types of transactions with affiliates, limit dividends or other payments by restricted subsidiaries, and sell assets or consolidate or merge with or into other companies. These limitations are subject to a number of important qualifications and exceptions set forth in the Indenture. The Company was in compliance with the restrictive covenants at December 31, 2007.
     As part of the issuance of the above-mentioned Senior Notes, the Company incurred debt issuance costs of approximately $4.6 million, which are being amortized to interest expense using the effective interest method over the term of the Senior Notes.
     The Senior Notes are jointly and severally guaranteed by the Company and all of its restricted subsidiaries. Basic Energy Services, Inc., the ultimate parent company, does not have any independent operating assets or operations. Subsidiaries other than the restricted subsidiaries that are guarantors are minor.
   2007 Credit Facility
     On February 6, 2007, Basic entered into a $225 million Fourth Amended and Restated Credit Agreement with a syndicate of lenders (the “2007 Credit Facility”), which refinanced all of the existing credit facilities. Under the 2007 Credit Facility, Basic Energy Services, Inc. is the sole borrower and each of our subsidiaries is a subsidiary guarantor. The 2007 Credit Facility provides for a $225 million revolving line of credit (“Revolver”). The 2007 Credit Facility includes provisions allowing us to request an increase in commitments of up to $100 million aggregate principal amount at any time. Additionally, the 2007 Credit Facility permits us to make greater expenditures for acquisitions, capital expenditures and capital leases and to incur greater purchase money obligations, acquisition indebtedness and general unsecured indebtedness. The commitment under the Revolver provides for (1) the borrowing of funds, (2) the issuance of up to $30 million of letters of credit and (3) $2.5 million of swing-line loans. All of the outstanding amounts under the Revolver are due and payable on December 15, 2010. The 2007 Credit Facility is secured by substantially all of our tangible and intangible assets. Basic incurred approximately $0.7 million in debt issuance costs in connection with the 2007 Credit Facility.
     At Basic’s option, borrowings under the Revolver bears interest at either (1) the “Alternative Base Rate” (i.e., the higher of the bank’s prime rate or the federal funds rate plus .50% per year) plus a margin ranging from 0.25% to

0.5% or (2) an “Adjusted LIBOR Rate” (equal to (a) the London Interbank Offered Rate (the “LIBOR rate”) as determined by the Administrative Agent in effect for such interest period divided by (b) one minus the Statutory Reserves, if any, for such borrowing for such interest period) plus a margin ranging from 1.25% to 1.5%. The margins vary depending on our leverage ratio. Fees on the letters of credit are due quarterly on the outstanding amount of the letters of credit at a rate ranging from 1.25% to 1.5% for participation fees and 0.125% for fronting fees. A commitment fee is due quarterly on the available borrowings under the Revolver at a rate of 0.375%.
     At December 31, 2007, Basic, under its Revolver, had outstanding $150 million of borrowings and $15.5 million of letters of credit and no amounts outstanding in swing-line loans. At December 31, 2007, Basic had availability under its Revolver of $59.5 million.
     Pursuant to the 2007 Credit Facility, Basic must apply proceeds from certain specified events to reduce principal outstanding borrowings under the Revolver, from (a) assets sales greater than $2.0 million individually or $7.5 million in the aggregate on an annual basis, (b) 100% of the net cash proceeds from any debt issuance, including certain permitted unsecured senior or senior subordinated debt, but excluding certain other permitted debt issuances and (c) 50% of the net cash proceeds from any equity issuance (including equity issued upon the exercise of any warrant or option).
     The 2007 Credit Facility contains various restrictive covenants and compliance requirements, which include (a) limitations on the incurrence of additional indebtedness, (b) restrictions on mergers, sales or transfer of assets without the lenders’ consent (c) limitations on dividends and distributions and (d) various financial covenants, including (1) a maximum leverage ratio of 3.25 to 1.00, and (2) a minimum interest coverage ratio of 3.00 to 1.00. At December 31, 2007, Basic was in compliance with its covenants.
   Other Debt
     Basic has a variety of other capital leases and notes payable outstanding that are generally customary in its business. None of these debt instruments are material individually or in the aggregate.
     As of December 31, 2007 the aggregate maturities of debt, including capital leases, for the next five years and thereafter are as follows (in thousands):

	Debt	Capital Leases
2008	$—	$17,413
2009	—	15,115
2010	150,000	11,119
2011	—	4,140
2012	—	732
Thereafter	225,000	200

	$375,000	$48,719

Basic’s interest expense consisted of the following (in thousands):

	Years Ended December 31,
	2007	2006	2005
Cash payments for interest	$25,594	$12,587	$11,421
Commitment and other fees paid	249	566	185
Amortization of debt issuance costs	962	805	1,062
Accrued interest	540	3,384	—
Other	71	124	397

	$27,416	$17,466	$13,065

   Losses on Extinguishment of Debt
     In February 2007 and April 2006, Basic recognized a loss on the early extinguishment of debt. In February 2007, Basic wrote off unamortized debt issuance costs of approximately $0.2 million, which related to the 2005 Credit

Facility. In April 2006, Basic wrote off unamortized debt issuance costs of approximately $2.7 million, which related to the prepayment of the Term B Loan.
     In 2005, Basic recognized a loss on the early extinguishment of debt. Basic wrote-off unamortized debt issuance costs of approximately $0.6 million.

6.  Income Taxes
     Income tax expense consists of the following (in thousands):

	Years Ended December 31,
	2007	2006	2005
Current:
Federal	$33,157	$50,499	$8,048
State	5,160	1,632	451

Total	$38,317	$52,131	$8,499

Deferred:
Federal	$14,207	$3,594	$17,335
State	242	(983)	966

Total	$14,449	$2,611	$18,301

     Basic paid Federal income taxes of $44.1 million during 2007, $40.2 million during 2006 and $1.3 million during 2005.
     Reconciliation between the amount determined by applying the Federal statutory rate of 35% to income from continuing operations with the provision for income taxes is as follows (in thousands):

	Years Ended December 31,
	2007	2006	2005
Statutory federal income tax	$49,174	$53,750	$25,053
Meals and entertainment	532	430	324
State taxes, net of federal benefit	4,062	778	1,415
Changes in estimates and other	(1,002)	(216)	8

	$52,766	$54,742	$26,800

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows (in thousands):

	December 31,
	2007	2006
Deferred tax assets:
Receivables allowance	$2,314	$1,461
Inventory	41	—
Asset retirement obligation	283	234
Accrued liabilities	8,044	6,659
Operating loss carryforward	1,100	1,412
Deferred Compensation	2,648	1,790

Total deferred tax assets	14,430	11,556
Deferred tax liabilities:
Property and equipment	(104,476)	(73,926)
Goodwill and intangibles	(13,846)	(2,611)
Prepaid expenses	(119)	—

Total deferred tax liabilities	(118,441)	(76,537)

Net deferred tax liability	(104,011)	(64,981)

Recognized as:
Deferred tax assets — current	10,593	8,432
Deferred tax liabilities — non-current	(114,604)	(73,413)

Net deferred tax liability	$(104,011)	$(64,981)

     Basic provides a valuation allowance when it is more likely than not that some portion of the deferred tax assets will not be realized. There was no valuation allowance necessary as of December 31, 2007 or 2006.
     As of December 31, 2007, Basic had approximately $3.1 million of net operating loss carryforwards (“NOL”) for U.S. federal income tax purposes related to the preacquisition period of FESCO, which are subject to an annual limitation of approximately $900,000. The carryforwards begin to expire in 2017.
     See adoption of FIN 48 in note 2.

7.  Commitments and Contingencies
   Environmental
     Basic is subject to various federal, state and local environmental laws and regulations that establish standards and requirements for protection of the environment. Basic cannot predict the future impact of such standards and requirements which are subject to change and can have retroactive effectiveness. Basic continues to monitor the status of these laws and regulations. Management believes that the likelihood of the disposition of any of these items resulting in a material adverse impact to Basic’s financial position, liquidity, capital resources or future results of operations is remote.
     Currently, Basic has not been fined, cited or notified of any environmental violations that would have a material adverse effect upon its financial position, liquidity or capital resources. However, management does recognize that by the very nature of its business, material costs could be incurred in the near term to bring Basic into total compliance. The amount of such future expenditures is not determinable due to several factors including the unknown magnitude of possible contamination, the unknown timing and extent of the corrective actions which may be required, the determination of Basic’s liability in proportion to other responsible parties and the extent to which such expenditures are recoverable from insurance or indemnification.
   Litigation
     From time to time, Basic is a party to litigation or other legal proceedings that Basic considers to be a part of the ordinary course of business. Basic is not currently involved in any legal proceedings that it considers probable or reasonably possible, individually or in the aggregate, to result in a material adverse effect on its financial condition, results of operations or liquidity.
   Operating Leases
     Basic leases certain property and equipment under non-cancelable operating leases. The term of the operating leases generally range from 12 to 60 months with varying payment dates throughout each month.
     As of December 31, 2006, the future minimum lease payments under non-cancelable operating leases are as follows (in thousands):

Year Ended December 31,
2008	$3,450
2009	3,175
2010	3,027
2011	2,656
2012	1,885
Thereafter	4,122
     Rent expense approximated $17.4 million, $13.9 million, and $7.0 million for 2007, 2006 and 2005, respectively.
     Basic leases rights for the use of various brine and fresh water wells and disposal wells ranging in terms from month-to-month up to 99 years. The above table reflects the future minimum lease payments if the lease contains a periodic rental. However, the majority of these leases require payments based on a royalty percentage or a volume usage.
   Employment Agreements
     Under the employment agreement with Mr. Huseman, Chief Executive Officer and president of Basic, effective December 31, 2006 through December 31, 2009, amended January 23, 2007, Mr. Huseman will be entitled to an annual salary of $525,000. Under this employment agreement, Mr. Huseman is eligible from time to time to receive grants of stock options and other long-term equity incentive compensation under our Amended and Restated 2003 Incentive Plan. In addition, upon a qualified termination of employment, Mr. Huseman would be entitled to three times his base salary plus his current annual incentive target bonus for the full year in which the termination of employment occurred. If employment is terminated for certain reasons within the six months preceding or the twelve months following the change of control of our Company, Mr. Huseman would be entitled to a lump sum severance payment equal to three times the sum of his base salary plus the higher of (i) his current incentive target bonus for the full year in which the termination of employment occurred or (ii) the highest annual incentive bonus received by him for any of the last three fiscal years.
     Basic has entered into employment agreements with various other executive officers of Basic that range in term up through December 2008. Under these agreements, if the officer’s employment is terminated for certain reasons, he would be entitled to a lump sum severance payment equal to amounts ranging from 1.5 times to 0.75 times the sum of his base salary plus his current annual incentive target bonus for the full year in which the termination occurred . If employment is terminated for certain reasons within the six months preceding or the twelve months following the chance of control of our Company, he would be entitled to a lump sum severance payment equal to three times the sum of his base salary plus the higher of (i) his current incentive target bonus for the full year in which the termination of employment occurred or (ii) the highest annual incentive bonus received by him for any of the last three fiscal years.
   Self-Insured Risk Accruals
     Basic is self-insured up to retention limits as it relates to workers’ compensation and medical and dental coverage of its employees. Basic, generally, maintains no physical property damage coverage on its workover rig fleet, with the exception of certain of its 24-hour workover rigs and newly manufactured rigs. Basic has deductibles per occurrence for workers’ compensation and medical and dental coverage of $250,000 and $175,000, respectively. Basic has lower deductibles per occurrence for automobile liability and general liability. Basic maintains accruals in the accompanying consolidated balance sheets related to self-insurance retentions by using third-party data and claims history.
     At December 31, 2007 and December 31, 2006, self-insured risk accruals totaled approximately $15.1 million, net of $0 receivable for medical and dental coverage, and $12.6 million, net of $652,000 receivable for medical and dental coverage, respectively.
8.  Stockholders’ Equity
   Common Stock
     In February 2002, a group of related investors purchased a total of 3,000,000 shares of Basic’s common stock at a purchase price of $4 per share, for a total purchase price of $12 million. As part of the purchase, 600,000 common stock warrants were issued in connection with this transaction, the fair value of which was approximately $1.2 million (calculated using an option valuation model). The warrants allowed the holder to purchase 600,000 shares of Basic’s common stock at $4 per share. The warrants were exercisable in whole or in part after June 30, 2002 and prior to February 13, 2007.
     In June of 2002 Basic granted 3,750,000 common stock warrants to acquire a total of 3,750,000 shares of common stock at a price of $4 per share, exercisable in whole or in part from June 30, 2002 through June 30, 2007.
     In February 2004, Basic granted certain officers and directors 837,500 restricted shares of common stock. The shares vest 25% per year for four years from the award date and are subject to other vesting and forfeiture provisions. The estimated fair value of the restricted shares was $5.8 million at the date of the grant. This amount is being charged to expense over the respective vesting period and totaled approximately $1.2 million, $1.3 million and $1.6 million for the years ended December 31, 2007, 2006 and 2005.
     In December 2005, Basic issued 5,000,000 shares of common stock during the Company’s Initial Public Offering to a group of investors for $100 million or $20 per share. After deducting fees, this resulted in net proceeds to Basic totaling approximately $91.5 million.

     On October 5, 2006, all outstanding warrants were exercised to purchase an aggregate of 4,350,000 shares of Basic’s common stock. In connection with the exercise of the warrants, Basic received an aggregate of $17.4 million from the Holders in satisfaction of the exercise price of the warrants (representing an exercise price of $4.00 per share of Basic’s common stock acquired).
     In March and April 2007, Basic issued 1,794,759 and 430,191 shares of common stock in connection with the acquisitions of JetStar Consolidated Holding, Inc. and Sledge Drilling Holding Corp., respectively. (See note 3)
     In March 2007, Basic granted various employees 217,100 unvested shares of common stock which vest over a five year period. Also, in March 2007, Basic granted the Chairman of the Board 4,000 shares of common stock. In July 2007, Basic granted a vice president 12,000 shares of restricted common stock which vest over a four year period.
     During the year ended 2007, Basic issued 22,800 shares of common stock from treasury stock for the exercise of stock options. Also, Basic issued 169,875 shares of newly-issued common stock for the exercise of stock options.
   Preferred Stock
     At December 31, 2007 and 2006, Basic had 5,000,000 shares of $.01 par value preferred stock authorized, of which none is designated.
9.  Stockholders’ Agreement
     Basic has a Stockholders’ Agreement, as amended on April 2, 2004 (“Stockholders’ Agreement”), which provides for rights relating to the shares of our stockholders and certain corporate governance matters.
     The Stockholders’ Agreement provides for participation rights of the other stockholders to require affiliates of DLJ Merchant Banking to offer to include a specified percentage of their shares whenever affiliates of DLJ Merchant Banking sell their shares for value, other than a public offering or a sale in which all of the parties to the Stockholders’ Agreement agree to participate. The Stockholders’ Agreement also contains “drag-along” rights. The “drag-along” rights entitle the affiliated of DLJ Merchant Banking to require the other stockholders who are a party to this agreement to sell a portion of their shares of common stock and common stock equivalents in the sale in any proposed to sale of shares of common stock and common stock equivalents representing more than 50% of such equity interest held by the affiliates of DLJ Merchant Banking to a person or persons who are not an affiliate of them.
     The Stockholders’ Agreement currently provides for demand and piggyback registration rights following the completion of our 2005 initial public offering of Basic’s common stock.
10.  Incentive Plan
     In May 2003, Basic’s board of directors and stockholders approved the Basic 2003 Incentive Plan (as amended effective April 22, 2005) (the “Plan”), which provides for granting of incentive awards in the form of stock options, restricted stock, performance awards, bonus shares, phantom shares, cash awards and other stock-based awards to officers, employees, directors and consultants of Basic. The Plan assumed awards of the plans of Basic’s successors that were awarded and remained outstanding prior to adoption of the Plan. The Plan provides for the issuance of 5,000,000 shares. Of these shares, approximately 2.2 million shares are available for grant as of December 31, 2007. The Plan is administered by the Plan committee, and in the absence of a Plan committee, by the Board of Directors, which determines the awards, and the associated terms of the awards and interprets its provisions and adopts policies for implementing the Plan. The number of shares authorized under the Plan and the number of shares subject to an award under the Plan will be adjusted for stock splits, stock dividends, recapitalizations, mergers and other changes affecting the capital stock of Basic.
     On March 15, 2006, the board of directors granted various employees and directors options to purchase 418,000 shares of common stock of Basic at an exercise price of $26.84 per share. All of the 418,000 options granted in 2006 vest over a five-year period and expire 10 years from the date they were granted. These option awards were granted with an exercise price equal to the market price of the Company’s stock at the date of grant. On March 15, 2007, the board of directors granted various employees options to purchase 92,000 shares of common stock of Basic at an exercise price of $22.66 per share. All of the 92,000 options granted in 2007 vest over a five-year period and expire 10 years from the date they were granted. These option awards were granted with an exercise price equal to the market price of the Company’s stock at the date of grant.
     The fair value of each option award is estimated on the date of grant using the Black-Scholes-Merton option-pricing model that uses the subjective assumptions noted in the following table. Since the Company has only been public since December 2005, expected volatility for options granted during 2006 is a volatility based upon a peer group. Expected volatility for options granted during 2007 is a combination of the Company’s historical data and volatility based upon a peer group. The expected term of options granted represents the period of time that options granted are expected to be outstanding. For options granted in 2007 and 2006, the Company used the simplified method to calculate the expected term. For options granted in 2007 and 2006, the risk-free rate for periods within the contractual life of the options is based on the U.S. Treasury yield curve in effect at the time of grant. The estimates involve inherent uncertainties and the application of management judgment. In addition, we are required to estimate the expected forfeiture rate and only recognize expense for those options expected to vest. During the years ended December 31, 2007, 2006 and 2005, compensation expense related to share-based arrangements was approximately $3.9 million, $3.4 million and $2.9 million , respectively. For compensation expense recognized during the years ended December 31, 2007, 2006 and 2005 Basic recognized a tax benefit of approximately $1.5 million, $1.2 million and $1.1 million, respectively.
     The fair value of each option award accounted for under SFAS No. 123R is estimated on the date of grant using the Black-Scholes-Merton option-pricing model that uses the assumptions noted in the following table:

	Years Ended December 31,
	2007	2006	2005
Risk-free interest rate	4.5%	4.7%	4.2% - 4.5%
Expected term	6.65	6.65	6.00 - 10.00
Expected volatility	45.3%	47.0%	0.0%
Expected dividend yield	—	—	—
     Options granted under the Plan expire 10 years from the date they are granted, and generally vest over a three-to-five year service period.
     The following table reflects the summary of stock options outstanding at December 31, 2007 and the changes during the twelve months then ended:

			Weighted
		Weighted	Average	Aggregate
	Number of	Average	Remaining	Instrinsic
	Options	Exercise	Contractual	Value
	Granted	Price	Term (Years)	(000’s)
Non-statutory stock options:
Outstanding, beginning of period	2,457,780	$9.05
Options granted	92,000	$22.66
Options forfeited	(99,750)	$17.13
Options exercised	(192,675)	$5.15
Options expired	—	$—

Outstanding, end of period	2,257,355	$9.58	6.29	$29,707

Exercisable, end of period	1,244,522	$4.85	5.13	$21,277

Vested or expected to vest, end of period	2,252,755	$9.55	6.28	$29,707

     The weighted-average grant date fair value of share options granted during the years ended December 31, 2007, 2006 and 2005 was $11.85, $14.47 and $8.00, respectively. The total intrinsic value of share options exercised during the years ended December 31, 2007, 2006 and 2005 was approximately $3.6 million, $7.1 million and $0, respectively.

     A summary of the status of the Company’s non-vested share grants at December 31, 2007 and changes during the year ended December 31, 2007 is presented in the following table:

		Weighted Average
	Number of	Grant Date Fair
Nonvested Shares	Shares	Value per Share
Nonvested at beginning of period	361,250	$6.98
Granted during period	229,100	22.70
Vested during period	(180,625)	6.98
Forfeited during period	(31,725)	16.17

Nonvested at end of period	378,000	$15.74

     As of December 31, 2007, there was $9.4 million of total unrecognized compensation related to non-vested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 2.43 years. The total fair value of share-based awards vested during the years ended December 31, 2007, 2006 and 2005 was approximately $11.3 million, $12.3 million and $5.3 million, respectively. The actual tax benefit realized for the tax deduction from vested share-based awards was $1.6 million, $2.1 million and $0, respectively for the years ended December 31, 2007, 2006 and 2005.
     Cash received from share option exercises under the incentive plan was approximately $975,000, $674,000 and $0 for the years ended December 31, 2007, 2006 and 2005, respectively. The actual tax benefit realized for the tax deductions from options exercised was $1.4 million, $4.0 million and $0, respectively, for the years ended December 31, 2007, 2006 and 2005.
     The Company has a history of issuing Treasury and newly-issued shares to satisfy share option exercises.
11.  Related Party Transactions
     Basic had receivables from employees of approximately $91,000 and $94,000 as of December 31, 2007 and December 31, 2006, respectively. During 2006, Basic entered into a lease agreement with Darle Vuelta Cattle Co., LLC, an affiliate of the Chief Executive Officer, for approximately $69,000. The term of the lease is five years and will continue on a year-to-year basis unless terminated by either party.
12.  Profit Sharing Plan
     Basic has a 401(k) profit sharing plan that covers substantially all employees with more than 90 days of service. Employees may contribute up to their base salary not to exceed the annual Federal maximum allowed for such plans. Basic makes a matching contribution proportional to each employee’s contribution. Employee contributions are fully vested at all times. Employer matching contributions vest incrementally, with full vesting occurring after five years of service. Employer contributions to the 401(k) plan approximated $3.0 million, $2.5 million, and $0.5 million in 2007, 2006 and 2005, respectively.
13.  Deferred Compensation Plan
     In April 2005, Basic established a deferred compensation plan for certain employees. Participants may defer up to 50% of their salary and 100% of any cash bonuses. Basic makes matching contributions of 100% of the first 3% of the participants’ deferred pay and 50% of the next 2% of the participants’ deferred pay to a maximum match of $8,800 per year. Employer matching contributions and earnings thereon are subject to a five-year vesting schedule with full vesting occurring after five years of service. Employer contributions to the deferred compensation plan approximated $216,000, $199,000, and $56,000 in 2007, 2006 and 2005, respectively.
14.  Earnings Per Share
     Basic presents earnings per share information in accordance with the provisions of Statement of Financial Accounting Standards No. 128, “Earnings per Share” (“SFAS No. 128”). Under SFAS No. 128, basic earnings per common share are determined by dividing net earnings applicable to common stock by the weighted average number of common shares actually outstanding during the year. Diluted earnings per common share is based on the increased number of shares that would be outstanding assuming conversion of dilutive outstanding securities using the “as if converted” method. The following table sets forth the computation of basic and diluted earnings per share (in thousands, except share data):

	Years Ended December 31,
	2007	2006	2005
Numerator (both basic and diluted):
Net income available to common stockholders	$87,733	$98,830	$44,781

Denominator:
Denominator for basic earnings per share	40,013,054	34,471,771	28,580,911
Stock options	831,026	1,054,040	789,991
Unvested restricted stock	268,324	244,153	638,442
Common stock warrants	—	2,823,029	3,159,035
Denominator for diluted earnings per share	41,112,404	38,592,993	33,168,379

Basic earnings per common share:
Net income available to common stockholders	$2.19	$2.87	$1.57

Diluted earnings per common share:
Net income available to common stockholders	$2.13	$2.56	$1.35

     The number of antidilutive shares at December 31, 2007, 2006 and 2005 was 442,000, 401,000 and 37,500, respectively.
15.  Business Segment Information
     Basic revised its reportable business segments beginning in the first quarter of 2008. The new operating segments are Well Servicing,, Fluid Services, Completion and Remedial Services and Contract Drilling. These segments have been selected based on changes in management’s resource allocation and performance assessment in making decisions regarding the Company. Contract Drilling was previously included in our Well Servicing segment. Well Site Construction Services is now consolidated with our Fluid Services segment. These changes reflect Basic’s operating focus in compliance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” The following is a description of the segments:
     Well Servicing:  This business segment encompasses a full range of services performed with a mobile well servicing rig, including the installation and removal of downhole equipment and elimination of obstructions in the well bore to facilitate the flow of oil and gas. These services are performed to establish, maintain and improve production throughout the productive life of an oil and gas well and to plug and abandon a well at the end of its productive life. Basic well servicing equipment and capabilities are essential to facilitate most other services performed on a well.
     Fluid Services:  This segment utilizes a fleet of trucks and related assets, including specialized tank trucks, storage tanks, water wells, disposal facilities and related equipment. Basic employs these assets to provide, transport, store and dispose of a variety of fluids. These services are required in most workover, completion and remedial projects as well as part of daily producing well operations. Also included in this segment is our construction services which provide services for the construction and maintenance of oil and gas production infrastructures.
     Completion and Remedial Services:  This segment utilizes a fleet of pressure pumping units, air compressor packages specially configured for underbalanced drilling operations, cased-hole wireline units and an array of specialized rental equipment and fishing tools. The largest portion of this business consists of pressure pumping services focused on cementing, acidizing and fracturing services in niche markets.
     Contract Drilling: This segment utilizes shallow and medium depth rigs and associated equipment for drilling wells to a specified depth for customers on a contract basis.

     Basic’s management evaluates the performance of its operating segments based on operating revenues and segment profits. Corporate expenses include general corporate expenses associated with managing all reportable operating segments. Corporate assets consist principally of working capital and debt financing costs.
     The following table sets forth certain financial information with respect to Basic’s reportable segments (in thousands):

			Completion and
	Well	Fluid	Remedial	Contract	Corporate
	Servicing	Services	Services	Drilling	and Other	Total
Year ended December 31, 2007
Operating revenues	$342,697	$259,324	$240,692	$34,460	—	$877,173
Direct operating costs	(205,132)	(165,327)	(125,948)	(22,510)	—	(518,917)

Segment profits	$137,565	$93,997	$114,744	$11,950	$—	$358,256

Depreciation and amortization	$37,586	$23,858	$21,138	$6,433	$4,033	$93,048
Capital expenditures, (excluding acquisitions)	$39,803	$25,266	$22,384	$6,813	$4,270	$98,536
Identifiable assets	$284,058	$207,380	$284,321	$73,787	$294,063	$1,143,609
Year ended December 31, 2006
Operating revenues	$323,755	$245,011	$154,412	$6,970	$—	$730,148
Direct operating costs	(178,028)	(153,445)	(74,981)	(8,400)	—	(414,854)

Segment profits	$145,727	$91,566	$79,431	$(1,430)	$—	$315,294

Depreciation and amortization	$26,992	$19,692	$11,070	$1,938	$2,395	$62,087
Capital expenditures, (excluding acquisitions)	$29,677	$33,167	$18,646	$19,050	$4,034	$104,574
Identifiable assets	$226,566	$193,927	$129,471	$17,112	$229,184	$796,260
Year ended December 31, 2005
Operating revenues	$221,993	$177,927	$59,832	$—	$—	$459,752
Direct operating costs	(137,392)	(114,551)	(30,900)	—	—	(282,843)

Segment profits	$84,601	$63,376	$28,932	$—	$—	$176,909

Depreciation and amortization	$18,671	$12,223	$3,644	$—	$2,534	$37,072
Capital expenditures, (excluding acquisitions)	$42,838	$28,045	$8,361	$—	$3,851	$83,095
Identifiable assets	$169,487	$129,335	$45,850	$—	$152,621	$497,293

	Year Ended December 31,
	2007	2006	2005
Segment profits	$358,256	$315,294	$176,909
General and administrative expenses	(99,042)	(81,318)	(55,411)
Depreciation and amortization	(93,048)	(62,087)	(37,072)
Gain (loss) on disposal of assets	(477)	(277)	222

Operating income	$165,689	$171,612	$84,648

     The following table reconciles the segment profits reported above to the operating income as reported in the consolidated statements of operations (in thousands):
16.  Accrued Expenses
     The accrued expenses are as follows (in thousands):

	December 31,
	2007	2006
Compensation related	$16,790	$14,006
Workers’ compensation self-insured risk reserve	9,326	8,497
Health self-insured risk reserve	6,054	5,289
Accrual for receipts	3,955	3,608
Authority for expenditure accrual	211	1,325
Ad valorem taxes	73	106
Sales tax	1,140	1,886
Insurance obligations	995	489
Purchase order accrual	45	41
Professional fee accrual	424	216
Acquired contingent earnout obligation	1,158	2,189
Retainers	172	181
Fuel accrual	1,692	460
Accrued interest	3,926	3,620
Contingent liability	1,296	—
Franchise Tax Payable	3,704	1,789
Other	42	17

	$51,003	$43,719

17.  Supplemental Schedule of Cash Flow Information
     The following table reflects non-cash financing and investing activity during:

	Year Ended December 31,
	2007	2006	2005
	(In thousands)
Capital leases issued for equipment	$26,814	$26,420	$10,334
Value of shares that may be issued	$2,194	$—	$—
Contingent earnout accrual	$1,032	$2,256	$—
Asset retirement obligation additions	$101	$767	$74
Value of common stock issued in business combinations	$51,193	$—	$—
     Basic paid income taxes of approximately $44.1 million, $43.2 million and $1.3 million during the years ended December 31, 2007, 2006 and 2005, respectively.

18.  Quarterly Financial Data (Unaudited)
     The following table summarizes results for each of the four quarters in the years ended December 31, 2007 and 2006:

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Year
Year ended December 31, 2007:
Total revenues	$198,930	$223,256	$229,232	$225,755	$877,173
Segment profits	$82,785	$91,235	$94,280	$89,956	$358,256
Income from continuing operations	$22,073	$21,692	$24,426	$19,541	$87,733
Net income available to common stockholders	$22,073	$21,692	$24,426	$19,541	$87,733
Basic earnings per share of common stock(a):
Net income available to common stockholders	$0.57	$0.54	$0.60	$0.48	$2.19
Diluted earnings per share of common stock(a):
Net income (loss) available to common stockholders	$0.56	$0.52	$0.59	$0.47	$2.13
Weighted average common shares outstanding:
Basic	38,521	40,493	40,516	40,517	40,013
Diluted	39,661	41,621	41,591	41,551	41,112
Year ended December 31, 2006:
Total revenues	$154,306	$183,833	$194,555	$197,454	$730,148
Segment profits	$64,894	$80,969	$84,989	$84,442	$315,294
Income from continuing operations	$19,681	$24,487	$27,328	$27,334	$98,830
Net income available to common stockholders	$19,681	$24,487	$27,328	$27,334	$98,830
Basic earnings per share of common stock(a):
Continuing operations	$0.59	$0.73	$0.81	$0.73	$2.87
Net income available to common stockholders	$0.59	$0.73	$0.81	$0.73	$2.87
Diluted earnings per share of common stock(a):
Continuing operations	$0.53	$0.64	$0.71	$0.70	$2.56
Net income available to common stockholders	$0.53	$0.64	$0.71	$0.70	$2.56
Weighted average common shares outstanding:
Basic	33,262	33,434	33,537	37,669	34,472
Diluted	36,902	38,526	38,442	39,116	38,593

(a)	The sum of individual quarterly net income per share may not agree to the total for the year due to each period’s computation being based on the weighted average number of common shares outstanding during each period.
19.  Subsequent Events
     On January 28, 2008, Basic acquired all of the outstanding capital stock of Xterra Fishing and Rental Tools Co. for a total acquisition price of $19.0 million cash, excluding working capital acquired. This acquisition will operate in Basic’s completion and remedial line of business.
     On January 30, 2008, Basic acquired substantially all of the operating assets of Lackey Construction L.L.C. for total consideration of $4.3 million cash. This acquisition will operate in Basic’s well servicing line of business.

     On April 21, 2008, the Company announced that the Board of Directors had approved a definitive agreement to combine with Grey Wolf, Inc. in a “merger of equals.” The combined company will be named Grey Wolf, Inc., establish incorporation in the state of Delaware and trade on the New York Stock Exchange under the symbol “GW.” Terms of the agreement give shareholders of the Company 0.9195 shares of the new company and $6.70 in cash for every share owned. Shareholders of Grey Wolf will receive 0.25 shares of the new company and $1.82 in cash for each share owned.
     The transaction is expected to close in the third quarter of 2008. Completion of the transaction is subject to shareholder approval of both the Company and Grey Wolf, Inc., receipt of financing proceeds, regulatory approvals and other customary conditions.
     On April 30, 2008, the Company purchased all assets of B&S Disposal, LLC and B&S Equipment, Ltd. for total consideration of approximately $6.7 million, including capital expenditure reimbursement. The new assets will operate in the Company’s Well Servicing and Fluid Services lines of business in the Mid-Continent area.